AMENDED AND RESTATED BYLAWS

OF

ALABAMA GAS CORPORATION
(effective September 1, 2014)

ARTICLE I

OFFICES

Section 1. Principal Office. The principal office of Alabama Gas Corporation (the “Corporation”) shall be at such place as the Board of Directors may from time to time determine, but until a change is effected, such principal office shall be at 605 Richard Arrington Blvd., Birmingham, Alabama 35203.

Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Alabama as the Board may, from time to time, determine or the business of the Corporation may require.

ARTICLE II

SEAL

The Corporation's seal shall contain the name of the Corporation and the name of the state of incorporation. The seal may be used by impressing it or reproducing a facsimile of it or otherwise.

ARTICLE III

SHAREHOLDERS’ MEETINGS

Section 1. Annual Meetings. The annual meeting of the shareholders of the Corporation shall be held on the third Thursday of January in each year if not a legal holiday, and if a legal holiday, then on the next succeeding business day not a legal holiday. The purpose of the meeting shall be to elect directors and to transact such other business as properly brought before the meeting. If the Corporation fails to hold said meeting for the election of directors on the date aforesaid, the Board of Directors shall cause the election to be held by the shareholders as soon thereafter as convenient.

Section 2. Special Meetings. Special meetings of the shareholders may be called by or at the request of the Chairman of the Board, Chief Executive Officer or a majority of the number of Directors then in office.

Section 3. Notices of Meetings. Notice of each meeting of the shareholders stating the place, date and hour of the meeting, and, in case of a special meeting or where otherwise required by statute, the purpose or purposes for which the meeting is called, shall be sent or otherwise given in accordance with Section 4 of this Article not less than ten nor more than sixty days before the date of the meeting, by or at the direction of the person calling the meeting, to each shareholder entitled to vote at such meeting.

Section 4. Method of Notice. Notice of any meeting of shareholders shall be given either personally or by mail, telecopy, telegram or other electronic or wireless means. Notices not personally delivered shall be sent charges prepaid and shall be addressed to the shareholder at the address of that shareholder appearing on the books of the Corporation. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telecopy, telegram or other electronic or wireless means.

An affidavit of the mailing or other means of giving notice of any shareholders’ meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice.

Section 5. Place of Meetings. Meetings of the Corporation’s shareholders may be held at such place, either within or without the State of Alabama, as may be fixed from time to time by resolution of the Board of Directors and designated in the notice of meeting.

Section 6. Quorum: Adjournments. The holders of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of the shareholders for the transaction of business, except as otherwise required by law, the Articles of Incorporation, as they may be amended (hereinafter the “Charter”), or these Bylaws. The shareholders present at a meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of such number of shareholders as to reduce the number of remaining shareholders to less than a quorum. The absence from any meeting of the number of shares required by law, the Charter or these Bylaws for action upon one matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if the number of shares required in respect of such other matters shall be present.

Whether or not a quorum is present, the chairman of the meeting or a majority of the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power, except as otherwise provided by statute, successively to adjourn the meeting to such time and place as they may determine, to a date not longer than ninety days after each such adjournment, and no notice of any such adjournment need be given to shareholders other than the announcement of the adjournment at the meeting.

Section 7. Voting: Proxies. At each meeting of the shareholders, each shareholder of record entitled to vote thereat may vote in person or by written proxy. A written proxy may be in the form of a telegram, cablegram or other means of electronic transmission signed by the shareholder and filed with the Secretary of the Corporation. If the instrument designates two (2) or more persons to act as proxies, a majority of the proxies present at the meeting may exercise all of the powers conferred by the instrument, unless the instrument provides otherwise. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. A proxy shall be deemed signed if the shareholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the shareholder or the shareholder’s attorney-in-fact.

Each shareholder shall have one vote for each share of stock which he or she is entitled to vote on such proposition, and, except as otherwise provided by law, the Charter or these Bylaws, the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the meeting shall be the act of the shareholders.

The date for determining the shareholders entitled to vote at a meeting shall be determined pursuant to Article IX, Section 3 of these Bylaws.

Section 8. Organization. Every meeting of the shareholders for whatever purpose shall be convened by the Chairman of the Board, Chief Executive Officer, Secretary or other officer or person calling the meeting, and in the absence of such officer or person the meeting may be convened by any officer of the Corporation, and in the absence of an officer of the Corporation, the meeting may be convened by the person duly elected chairman of such meeting. Except as otherwise provided in these Bylaws, the officer or person convening the meeting shall act as chairman thereof. The Secretary of the Corporation shall act as secretary of all meetings of shareholders and in his or her absence the chairman of the meeting may designate an assistant secretary of the Corporation or another person to act as secretary of the meeting.

Except as may otherwise be required by applicable law or by rules and regulations adopted by the Board of Directors, the chairman of any meeting of shareholders shall prescribe such rules, regulations and procedures and do such acts, including causing the adjournment of the meeting without a vote of shareholders, that the chairman deems appropriate. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, but are not limited to, the following: (a) the establishment of an agenda or order of business for the meeting, including fixing the time for opening and closing the polls for voting on each matter; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair shall permit; (d) restrictions on entry to the meeting after the time fixed for commencement thereof; and (e) limitation on the time allotted for questions or comments by participants. Unless and to the extent determined by the Board or the chair of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 1. General Powers. The Board of Directors shall control and manage the property, business and affairs of the Corporation. The Board of Directors may also exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Charter or these Bylaws directed or required to be exercised or done by the shareholders or some particular officer of the Corporation.

Section 2. Number and Term of Office. The number of directors shall be fixed from time to time by resolution of the Board of Directors provided that in no event shall the number of directors be less than 4 nor more than 7.

The directors shall be elected to serve until the next annual meeting and until their respective successors shall be duly elected and qualified.

In case of any vacancy or vacancies in the Board of Directors, the Board of Directors by a vote of a majority of the remaining directors may fill the vacancy or vacancies for the unexpired term. A vacancy that will occur at a specified later date, by reason of a resignation effective at a later date, may be filled before the vacancy occurs, but the new director shall not take office until the vacancy occurs.

Section 3. Compensation. Directors who are not officers or employees of the Corporation may receive for their service as director such annual compensation as may be determined by resolution of the Board of Directors. In addition, all directors as such shall receive their expenses, if any, for attending meetings of the Board of Directors.

Members of special or standing committees of the Board of Directors shall receive their expenses, if any, for attending committee meetings.

Section 4. Qualifications. Directors need not be shareholders of the Corporation.

ARTICLE V

MEETINGS OF THE BOARD OF DIRECTORS

Section 1. Regular Annual Meeting. A regular annual meeting of the Board, including newly elected directors, shall be held immediately following the annual meeting of shareholders and shall be held at the principal office of the Corporation, unless another time or place shall be fixed therefor by the directors. No notice of such meeting shall be necessary to the directors in order, legally, to constitute a meeting, provided a majority of the whole Board shall be present. In the event such annual meeting of the Board is not held at the time and place specified herein, or at such other time and place as may be fixed by the directors, the meeting may be held at such time and place as shall be specified in a notice given in the same manner as provided in Section 3(a) or (b) of this Article for special meetings or as specified in a written waiver signed by all of the directors.

Section 2. Regular Meetings. Additional regular meetings of the Board of Directors shall be held without notice if the times of such meetings are fixed by the Board. If the time of a meeting is not so fixed by the Board, notice shall be given in the same manner as provided in Section 3(a) or (b) of this Article for special meetings. Regular meetings of the Board may be held at any place within or without the State of Alabama that has been designated from time to time by resolution of the Board. In the absence of such a designation, regular meetings shall be held at the principal executive office of the Corporation.

Section 3. Special Meetings. Special meetings of the Board of Directors may be called upon request of the Chairman of the Board, the Chief Executive Officer or a majority of the Board of Directors. The person(s) authorized to call a special meeting of the Board may fix the time and place of the meeting. Notice of the time, place and purpose of such meeting shall be given by any one or more of the following methods, and the method used need not be the same for each director being notified:

(a)    written notice sent by mail at least three days prior to the meeting;

(b)	personal service of the notice, telephonic notice or facsimile or other electronic or wireless transmission of the notice, in any case at least 24 hours prior to the date of the meeting.

Section 4. Quorum: Voting: Adjournments. At all meetings of the Board of Directors, a majority of the duly elected Board shall be necessary to constitute a quorum for the transaction of business, and no action shall be taken (except adjournment, as provided below, and to fill vacancies, as provided in Article IV, Section 2) until after a quorum has been established. The act of a majority of the directors present at any meeting shall be the act of the Board of Directors, regardless of whether or not a quorum is present at the time such action is taken, except as may be otherwise specifically provided by the Charter or by these Bylaws. In the absence of a quorum, a majority of the directors present shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 5. Telephonic Participation. Members of the Board of Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting in this manner shall constitute presence at such meeting.

Section 6. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors (or of any committee thereof) may be taken without a meeting if all members of the Board (or committee) consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board (or committee).

Section 7. Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board. In the absence of the Chairman of the Board, a chairman pro tem chosen by a majority of the directors present shall preside at the meeting. The Secretary of the Corporation, or in his or her absence an Assistant Secretary or any person designated from time to time by the Board, shall act as its Secretary.

ARTICLE VI

COMMITTEES

Section 1. Committees. The Board of Directors may, in its discretion, by resolution, appoint committees, composed of two or more members, which shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing them. Unless otherwise provided by the Board, a majority of the members of any such committee shall constitute a quorum and the acts of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. The Board shall have the power at any time to change the membership of any such committee, to fill vacancies and to discharge any such committee.

ARTICLE VII

OFFICERS

Section 1. Titles. The officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chairman of the Board, a President, a Secretary and a Treasurer. The Chief Executive Officer shall be determined as provided in Article VIII, Section 2. The Board may also elect one or more Vice Presidents, a Controller, one or more Assistant Treasurers, Assistant Secretaries, Assistant Controllers and such other officers as the Board may deem appropriate. The following offices may not be held by the same person: President and Secretary or Chief Executive Officer and Secretary. Vice Presidents may be given distinctive designations such as Executive Vice President, Group Vice President, Senior Vice President and the like.

Section 2. Election. The Board shall elect the officers at the Board’s annual meeting. The officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. In connection with the election of any officer of the Corporation, the Board may determine that such officers, in addition to the title of the office to which he or she is elected, shall have a further title such as Chief Executive Officer, Chief Administrative Officer, Chief Operating Officer or such other title as the Board may designate, and the Board may prescribe powers to be exercised and duties to be performed by any such officer to whom any such additional title of office is given in addition to those powers and duties provided for by these Bylaws for such office.

Section 3. Removal. Any officer or officers elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole Board of Directors. Any vacancy occurring in any office may be filled only by the Board.

ARTICLE VIII

DUTIES OF OFFICERS

Section 1. Chairman of the Board. The Chairman of the Board (a) shall preside as chairman of all meetings of the Board of Directors and of the shareholders at which the Chairman shall be present, (b) shall be, ex-officio, a member of all standing Board Committees and (c) shall have such other powers, responsibilities and duties as shall be assigned by the Board. In the absence or disability of the Chief Executive Officer or the President, the Chairman shall exercise all of the powers and discharge all of the duties of the Chief Executive Officer or the President.

Section 2. Chief Executive Officer. The Chief Executive Officer of the Corporation shall be that person designated by the Board of Directors from among the Chairman of the Board or the President. In the absence of such a designation, the President shall be the Chief Executive Officer. The Chief Executive Officer shall have general supervision and control over all of the business and property of the Corporation and shall be responsible at all times to the Board of Directors. The Chief Executive Officer shall have the power to suspend any subordinate officer appointed by the Board until such Board may be convened. The Chief Executive Officer shall have full authority in respect to the signing and execution of deeds, bonds, mortgages, contracts and other instruments of the Corporation. In the absence or the disability of the Chairman of the Board or President, when the Chief Executive Officer is not the Chairman of the Board or President, the Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairman of the Board or the President, as applicable. In the event the Chief Executive Officer shall fail or for any reason be unable to serve, the Board of Directors shall promptly act to fill such vacancy.

Section 3. President. The President shall be a director and shall have such powers, responsibilities and duties as shall be assigned by the Board of Directors, or, when he or she is not the Chief Executive Officer, by the Chief Executive Officer. The President shall have equal authority with the Chief Executive Officer with respect to the signing and execution of deeds, bonds, mortgages, contracts and other instruments of the Corporation. In the absence or disability of the Chief Executive Officer, when the Chief Executive Officer also serves as the Chairman of the Board and the President is not the Chief Executive Officer, the President shall exercise all of the powers and discharge all of the duties of the Chairman of the Board and Chief Executive Officer.

Section 4. Vice Presidents. Each Vice President shall perform and exercise such duties and powers as shall be assigned to that Vice President by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

Section 5. Treasurer and Assistant Treasurer. The Treasurer shall have charge of the funds of the Corporation; shall keep the same in depositories designated by the Board or by officers of the Corporation authorized by the Board to make such designations; shall cause said funds to be disbursed upon checks, drafts, bills of exchange or orders for payment of money signed in such manner as the Board or authorized officers of the Corporation may, from time to time, direct; shall perform such other duties as are incident to his or her office, or as may be prescribed by the Chief Executive Officer, President or the Board of Directors from time to time; and if required by the Board of Directors, give bond for the faithful discharge of his or her duties, in such form and amount and with such surety or sureties as may be determined by the Board of Directors. The Assistant Treasurer(s) shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall have such other duties and powers as the Board may prescribe.

Section 6. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all votes and the minutes of all proceedings of the same. He or she shall give notice of all meetings of shareholders and special meetings of the Board of Directors and, when appropriate, shall cause the corporate seal to be affixed to any instrument executed on behalf of the Corporation. The Secretary shall also superintend the keeping and have charge of the books, records and papers of the Corporation. Except when a Transfer Agent and Registrar for the stock of the Corporation is employed, the Secretary shall keep a register of the address of each shareholder, and make all proper changes in such register, retaining and filing his or her authority for all such entries. The Secretary shall perform such other duties as may be prescribed by the Chief Executive Officer, President or the Board of Directors from time to time, or as may be incident to his or her office. The Assistant Secretaries, if any, shall, during the absence of the Secretary, perform the duties and functions and exercise the powers of the Secretary. Each Assistant Secretary shall perform such other duties as the Chief Executive Officer, President, or Chairman of the Board shall, from time to time, assign.

ARTICLE IX

STOCK

Section 1. Certificates of Stock. Shares of stock of the Company may be uncertificated or represented by certificates. Owners of shares of the stock of the Company shall be recorded in the share register of the Company; and ownership of such shares shall be evidenced by a certificate or book-entry notation in the share register of the Company. Any certificates representing such shares shall be signed by, or in the name of the Company by, the President or a Vice President and also by the Secretary or an Assistant Secretary or with facsimile signatures of the foregoing officers. In case any officer who has signed, or whose facsimile signature has been placed upon, a certificate shall cease to be such officer before such certificate is issued, the certificate may be issued by the Company with the same effect as if he or she were such officer at the date of issue.

Section 2. Transfers. Transfers of stock represented by a certificate may be made on the books of the Company only by the person(s) named in the certificate(s) or by the attorney lawfully constituted in writing representing such named person(s), and upon surrender of the certificate representing the same, properly endorsed. Uncertificated shares shall be transferred on the books of the Company upon the written instruction from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock.

Section 3. Record Date. The Board of Directors may close the transfer books in its discretion for a period not exceeding 60 days preceding the day appointed for any meeting, annual or special, of the shareholders, or the payment of a dividend or the allotment of rights, or in its discretion the Board of Directors may fix a date not exceeding 60 days preceding any such appointed day as a record date for the determination of shareholders entitled to notice of, and to vote at, such meeting or to receive such dividend or rights, as the case may be.

Section 4. Determination of Holders. The Corporation shall be entitled to treat the holder of record of any share(s) of stock as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by the laws of the State of Alabama.

Section 5. Transfer Agent and Registrar. The Board of Directors may appoint one or more Transfer Agents and Registrars for its stock, and may require all stock certificates to bear the signature either of a Transfer Agent or of a Registrar, or both.

Section 6. Lost or Destroyed Certificates. Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Board of Directors may require, and shall give the Corporation, its Transfer Agents and Registrars, if they shall so require, a bond of indemnity, in form and with one or more sureties satisfactory to the Board, the Transfer Agent and the Registrar of the Corporation, in the form and with such provisions as the Transfer Agent or Registrar may deem reasonably satisfactory, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed.

ARTICLE X

MISCELLANEOUS

Section 1. Dividends. Subject to law and the provisions of the Charter, the Board of Directors shall have absolute discretion in the declaration of dividends and in fixing and changing the date for the declaration and payment of dividends. Before payment of any dividend or making any distribution of profits, the Board of Directors may set aside, out of the surplus or net profits of the Corporation, such sum or sums as the Board of Directors may from time to time in its absolute discretion deem proper as a reserve fund for depreciation or working capital, or for any other purpose which the Board of Directors shall deem conducive to the interests of the Corporation.

Section 2. Books and Records. When entitled to do so under applicable law, shareholders may inspect the books of the Corporation at the office of the Corporation during the usual business hours of the Corporation and in the presence of a representative of the Corporation, and under such other reasonable regulations as the officers of the Corporation may prescribe in the particular instance.

Section 3. Checks, Drafts, Evidence of Indebtedness. All checks, bills, notes, drafts, vouchers, and other evidences of indebtedness of the Corporation shall be signed for the Corporation by the Chief Executive Officer, the President, or Treasurer and may also be signed and countersigned by such person(s) as the Chief Executive Officer or President may designate, provided that instruments requiring execution with the formality of deeds shall be signed by the Chief Executive Officer, the President, Treasurer or a Vice President and impressed with the seal of the Corporation, duly attested by the Secretary or an Assistant Secretary.

Section 4. Contracts. All contracts, deeds, mortgages, leases or instruments that require the seal of the Corporation to be affixed thereto shall be signed by the Chief Executive Officer, the President or a Vice President, and by the Secretary or an Assistant Secretary, or by such other officer(s) or person(s) as the Board of Directors or Executive Committee may by resolution prescribe.

Section 5. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of October and end on the thirtieth day of September of each year.

Section 6. Amendments. As provided by the Charter, the power to make, alter, amend or repeal these Bylaws is vested in the Board of Directors. Such power may be exercised by the vote of a majority of all of the directors at any annual or regular meeting or at a duly called special meeting.